Exhibit 10.10

SIDE LETTER

September 11, 2026

Abits Group Inc.

Level 24, Lee Garden One

33 Hysan Avenue

Causeway Bay

Hong Kong SAR, China

Conglin (Forrest) Deng

Flat B, 17/F, Tower 1

17 Sheung Shing Street

Grand Homm, Ho Man Tin

Hong Kong

Re: Side Letter Regarding Additional Payment and Acquisition Share Consideration

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement, dated as of August 5, 2026 (the “SPA”), by and among Abits Group Inc., a British Virgin Islands company (the “Company”), ARC Group International Ltd., a Hong Kong company (“ARC”), Conglin (Forrest) Deng (“Mr. Deng”), Bridgeforrest (BVI) Inc., Alwin Creative Inc. and the other parties thereto. Capitalized terms used but not defined herein have the meanings ascribed to them in the SPA.

This side letter (this “Side Letter”) confirms the agreement between the Company and Mr. Deng with respect to the following matters:

1.	Additional Payment. In addition to any amounts otherwise payable to Mr. Deng pursuant to the SPA, the Company shall pay to Mr. Deng an additional amount equal to US$250,000 (the “Additional Payment”). The Additional Payment shall be payable within thirty (30) days after the closing of the Business Acquisition contemplated by Section 2.3 of the SPA by wire transfer of immediately available funds to an account designated in writing by Mr. Deng.

2.	Acquisition Share Consideration. Solely with respect to the Company’s obligation to issue additional Ordinary Shares to Mr. Deng upon completion of a Business Acquisition during the Acquisition Period pursuant to Section 2.3 of the SPA, the Company and Mr. Deng agree that the aggregate value of such additional Ordinary Shares shall be US$6,000,000 instead of US$5,000,000.

3.	Lock-Up Extension. The increase in consideration set forth in Section 2 above and the Additional Payment set forth in Section 1 above are made in consideration of, and are conditioned on the effectiveness of, Mr. Deng’s agreement to extend the lock-up period applicable to the additional Ordinary Shares referenced in Section 2 above from six (6) months to nine (9) months following receipt thereof.

4.	Tax Withholding. The Company shall be entitled to deduct and withhold from any amounts otherwise payable under this Side Letter, including the Additional Payment, such amounts as the Company is required to deduct and withhold under any applicable law. To the extent that amounts are so deducted and withheld and remitted to the appropriate governmental authority, such amounts shall be treated for all purposes of this Side Letter as having been paid to Mr. Deng. Mr. Deng shall be solely responsible for any taxes imposed on him with respect to any amounts payable under this Side Letter.

5.	No General Amendment. This Side Letter is intended to document the agreement of the Company and Mr. Deng with respect to the matters expressly set forth herein only. Except as expressly provided in this Side Letter, the SPA remains unchanged and in full force and effect.

6.	Further Assurances. Each party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary to give effect to this Side Letter.

7.	Governing Law. This Side Letter shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict-of-law principles that would result in the application of the laws of any other jurisdiction.

8.	Counterparts; Electronic Signatures. This Side Letter may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered electronically shall be deemed original signatures for all purposes.

Please indicate your agreement to the foregoing by signing below.

Sincerely,

ABITS GROUP INC.

By:	/s/ Stephen Faucetta
Name:	Stephen Faucetta
Title:	Chief Investment Officer

Agreed and accepted:

CONGLIN (FORREST) DENG

By:	/s/ CONGLIN DENG